Exhibit 6.10

FIG REVENUE-SHARING AGREEMENT

This FIG REVENUE-SHARING AGREEMENT (this “Agreement”) is entered into as of February 22, 2022 (the “Effective Date”), by and between the following parties (the “Parties”), with respect to the video game referenced below:

FIG PUBLISHING, INC., a Delaware corporation with its principal office at 149 5th Avenue, Suite 2E, New York, New York 10010 (“Fig”); and CRISPY CREATIVE, a California corporation, with its principal office at 565 Nebraska Ave, Long Beach, CA 90802 (“Developer).

This Agreement is comprised of (i) this Signature Page, (ii) the attached Terms Schedule (the “Terms Schedule”) and (iii) the attached Terms and Conditions (the “Terms and Conditions”); all of which shall be interpreted together to form a single integrated agreement.

Licensed Game. This Agreement relates to the following video game: “A Long Journey to an Uncertain End” (as further defined in the Terms Schedule, the “Licensed Game”)

This Agreement (for the avoidance of doubt, including the Terms Schedule and the Terms and Conditions) is EXECUTED by a duly-authorized representative of each Party as of the respective date set forth below.

FIG PUBLISHING, INC.		CRISPY CREATIVE

By:	/s/ Chuck Pettid	By:	/s/ Kaylan Coats
Name:	Chuck Pettid	Name:	Kylan Coats
Title:	President	Title:	CEO & Founder
Date:	6/30/2022	Date:	6/30/2022

FIG REVENUE-SHARING AGREEMENT TERMS SCHEDULE

1.	BASIC TERMS

Licensed Game	The “Licensed Game” is the video game developed by Developer currently known as “A Long Journey to an Uncertain End” (tentative title), including all bug-fixes, updates, upgrades, localizations and new versions released during the Term. The Licensed Game does not include any prequels, sequels, or spin-off games.
Game Design Document	The game design document relating to the Licensed Game attached hereto as Exhibit A (as such document may be revised by Developer during the Term provided Developer gives Fig reasonable notice thereof).
Platforms	The “Platforms” means any and all personal computer, mobile, tablet, video game console, interactive television, virtual reality, mixed reality, augmented reality and any other operating system on which video games are played, whether now known or hereafter devised, including PC, Apple Macintosh, Microsoft Xbox, Sony PlayStation, PlayStation VR and Vita, Nintendo Switch, Wii, Wii-U, DS and 3DS, Oculus and Valve/HTC Vive, Apple Macintosh, OS X and iOS devices including iPhone and iPad, Google Android devices and all future versions of each of the foregoing.
Anticipated Release Date; Release Date	On or around the third quarter (Q3) of 2022, being the time currently planned by Developer for general offering and sale of the Licensed Game in the Territory (subject to extension by Developer, provided Developer gives Fig reasonable notice thereof) (the “Anticipated Release Date”). The first date of general offering and sale of the Licensed Game in the Territory is referred to as the “Release Date”).
Pre-Approved Distributors	Solely as approved by Developer in advance in writing.
Term of Agreement	Unless earlier terminated pursuant to the Terms and Conditions, the term of this Agreement (the “Term”) shall begin on the Effective Date and expire on the Fig Share Termination Date (as provided below).
Territory	The Universe.
Fig Keys	Developer will provide Fig with 100 Fig Keys (as defined in the Terms and Conditions) at no charge, at least ten (10) days prior to the Release Date, which Fig may use, offer, or sell solely if approved by Developer as provided in this Agreement.
Developer Bank Information	Bank Name: _Wells Fargo Routing Number: 121042882 Accounting Number: _7105108851
Fig’s Address for Notices	149 5th Avenue, Suite 2E New York, New York 10010 Attn: Fig Legal E-mail: legal@fig.co
Developer’s Address for Notices

565 Nebraska Ave

Long Beach, CA 90802

Attn: Kylan Coats

E-mail: kylan@crispy-creative.com

With a courtesy copy to:

Frankfurt Kurnit Klein & Selz PC

2029 Century Park East Suite 2500N, Los Angeles, CA 90067

Attn: Frances Jensen

E-mail: fjensen@fkks.com

2.	CERTAIN DEFINITIONS

The following terms shall have the corresponding definitions set forth below:

Fig Funds	The sum of (i) (A) all amounts raised by Fig through the Fig Fundraising minus (B) the Fig Transaction Fee and (ii) any amounts that may be contributed directly by Fig or an Affiliate. For the avoidance of doubt, neither Fig nor any Affiliate shall have any obligation to contribute any additional amount as Fig Funds, but may do so in its or their sole discretion. As used in this Agreement, “Affiliate” means an entity controlling, controlled by or under common control with the relevant Party.
Maximum Fig Funds	US$500,000
Minimum Fig Funds	US$228,325
Fig Fundraising	Fig’s solicitation and acceptance of investment with respect to the Licensed Game through Fig’s platform currently located at fig.co and/or one or more successor sites or other sites controlled by Fig (collectively and including fig.co and republic.co/fig, the “Fig Sites”), which for the avoidance of doubt may include equity crowdfunding campaigns, and equity offerings, but shall not include any additional amounts that may be contributed directly by Fig or an Affiliate. For the avoidance of doubt, no equity in the Licensed Game and/or in Developer has or will be offered to Fig or to any third parties in connection with Fig’s fundraising activities.
Fig Share	Gross Receipts multiplied by the Calculated Rate. For purposes of calculating the Fig Share, Gross Receipts shall be calculated after amounts are deducted by any Third-Party Publisher (as defined in the Terms and Conditions) solely for customary publishing expenses and costs to be recouped by any Third-Party Publisher; for purposes of clarity, the intent of this provision is to ensure that the Fig Share is calculated after such deductions and is based on amounts actually received by Developer .
Gross Receipts

All amounts actually received by Developer or any Affiliate of Developer from Licensed Game Sales (or by Fig or any Affiliate of Fig pursuant to Fig Sales, as defined below) minus (i) Distributor commissions, (ii) Platform fees, (iii) commissions payable to advertising networks with respect to any advertisements served in the Licensed Game, (iv) sales taxes, VAT and other taxes applying to such sales, (v) chargebacks, refunds, and payment processor fees; and (vi) other actual, verifiable third party costs for marketing, publishing, and operation of the game, including middleware licensing, QA, localization, customer support, user acquisition, network and server costs, and other costs as mutually agreed.

Subject to Section 4.3, Gross Receipts shall also include any of the foregoing amounts received by or for Developer or any Affiliate of Developer derived from use, license or other exploitation of all or any portion of the titles, themes, storyline, characters, settings, universe or other derivatives of any content comprising or incorporated in the Licensed Game, (i) in any interactive application including any video game (other than the Licensed Game, which for the avoidance of doubt is covered by the preceding paragraph) on any platform or media now in existence or hereafter invented and in any format which is a companion application directly attributable to the Licensed Game (i.e., a sequel with a novel story and gameplay would not be included), (ii) in any non-interactive format through any media now in existence or hereafter invented, online and offline, including short-form, episodic and feature-length productions (whether or not theatrically released), terrestrial, cable and satellite television, IPTV, streaming and downloadable video and (iii) through merchandising, including both physical and digital form for the Licensed Game (any of the foregoing a “Derivative Work”). The Parties shall discuss in good faith such deductions, if any, as shall be applied for purposes of calculating Gross Receipts for any Derivative Work, in accordance with general market practice applying to the relevant media or platform.

In any case, Gross Receipts includes any of the foregoing amounts (i) received by Developer during the Term or (ii) received by Developer after the Term but accrued or earned during the Term. Gross Receipts do not include amounts received by Developer from any third party crowdfunding or investor prior to the release of the Licensed Game. Accordingly, the amounts received by Developer in connection with Developer’s Kickstarter campaign for the Licensed Game shall not be included in the calculation of Gross Receipts and/or the revenue share under this Agreement.

Calculated Rate

The Tier 1 Calculated Rate, Tier 2 Calculated Rate, or Tier 3 Calculated Rate, as determined below:

1.    The Tier 1 Calculated Rate will be in effect until the Fig Share has reached 2x the Fig Funds provided to Developer; and

2.    The Tier 2 Calculated Rate will be in effect for the succeeding 6 months succeeding the last day on which the Tier 1 Calculated Rate applies.

3.    Thereafter (for the avoidance of doubt, beginning the day after the Fig Share Termination Date) the Calculated Rate will be 0%.

The Tier 1 Calculated Rate and Tier 2 Calculated Rate below will be reduced commensurate with amounts received by Developer from any third party investor (including any Third-Party Publisher).

Tier 1 Calculated Rate	30.175% .
Tier 2 Calculated Rate	15.00% .
Licensed Game Sales	Include but are not limited to any amounts paid (i) by end-users to download or access the Licensed Game (including on a subscription basis), (ii) by end-users within the Licensed Game, for example to access certain features or items (including on a subscription basis, such as a “battle pass”), and (iii) with respect to advertising appearing within or adjacent to the Licensed Game, including advertising by or for Developer with respect to any game, application, product or service other than the Licensed Game. For the avoidance of doubt, Licensed Game Sales do not include amounts paid by investors in connection with Developer’s Kickstarter campaign for the Licensed Game provided it is received prior to the Licensed Games release.
Developer Royalty	Gross Receipts minus the Fig Share.
Fig Share Termination Date / Term	The last day that the Tier 2 Calculated Rate is provided to be in effect as provided above.
Fig Service Fee	5.0% of Fig Funds
Fig Transaction Fee	2.7% of the amount raised through the Fig Fundraising (inclusive of credit card processing fees, ACH fees, wire charges, etc.)

FIG REVENUE-SHARING AGREEMENT TERMS AND CONDITIONS

1.	Game Development and Distribution.

1.1	Game Content.

Developer shall develop and maintain the Licensed Game in material conformity with the Game Design Document and in accordance with first-class professional standards commensurate with similarly situated developers in the games business for the Platforms. If subject to the ESRB ratings requirement, Developer anticipates the Licensed Game will not receive a rating above “T” (Teen).

1.2	Cost.

As between Fig and Developer, Developer shall be solely responsible for the cost of development and distribution of the Licensed Game, including bug-fixes, updates, upgrades and “live ops,” subject to Fig’s contribution of the Fig Funds.

1.3	Customer Service.

As between Fig and Developer, Developer shall be solely responsible for providing and maintaining customer service and technical support in the Territory to Distributors and end users with respect to the Licensed Game (including, for the avoidance of doubt, any Distributors and end-users of Fig pursuant to Fig Sales (as defined below)). Such customer service and technical support shall be of a quality that is comparable to such customer service and technical support as Developer provides for its other “top-tier” titles. For the purposes of this Section, “customer service” means the resolution of issues pertaining to the Licensed Game in the following general categories: payment processing, order inquiries, replacements and refunds, and technical support.

1.4	Credits.

Developer shall include the following credits in the beginning credits of the Licensed Game in a format reasonably agreed by the Parties: a credit to Fig as a publisher or financier and to two (2) individuals designated by Fig as Fig Executive Producers; provided that Developer shall not be liable for any casual or inadvertent failure to include such credits if Developer uses commercially reasonable efforts to correct such failure following discovery.

2.	Fig Funds; Distribution; Revenue-Sharing.

2.1.	Fig Funds.

Fig shall pay, and Developer agrees to accept, Fig Funds in an amount up to the Maximum Fig Funds, but no less than the Minimum Fig Funds reduced by amounts withheld by Fig pursuant to Section 0. The final amount of the Fig Funds will be an amount between the Minimum Fig Funds as reduced above and the Maximum Fig Funds, subject to the terms and conditions of this Agreement, as determined in the discretion of Fig. Payment of the initial amount of Fig Funds shall be made no later than ninety (90) business days of the date of the close of the Fig Fundraising. In the event of multiple closings of the Fig Fundraising, whether in one or distinct offerings, subsequent payments shall be made no later than ninety (90) business days of the date of each subsequent closing. Developer shall use the Fig Funds solely for the development, marketing, publishing and operation of the Licensed Game. Prior to the Release Date, and where the Developer requests additional sums from Fig, Fig may pay such additional sums, and these shall be treated as Fig Funds not subject to any Maximum Fig Funds limit.

Amounts Withheld.

Developer agrees that Fig will retain from the payment of the Fig Funds an amount equal to the Fig Service Fee multiplied by the Fig Funds, plus (y) any Developer-approved marketing and other expenses that have been paid for by Fig and (z) any taxes to be withheld by Fig as required by law. All such expenses described in clause (y) in the preceding sentence are subject to the prior written approval of Developer in each instance.

2.2.	Distribution Agreements.

Defined

A “Distribution Agreement” means an agreement whereby a Distributor is granted the right to distribute, deliver, transmit, stream, resell or wholesale the Licensed Game on any Licensed Platform. “Distributor” means the distributing counterparty to a Distribution Agreement, and includes any Licensed Platform operators, the Apple App Store, Google Play, Amazon Appstore and Steam as well as regional distributors of mobile and personal computer applications, for example in developing countries.

New Distribution Agreements by Developer.

Developer may enter into any Distribution Agreement in its discretion, provided that each such Distribution Agreement establishes terms based on arm’s-length dealings. Developer agrees as soon as reasonably practicable to notify Fig by email or in writing when it enters into any Distribution Agreement and to provide Fig with a copy of such Distribution Agreement (which may be redacted as requested by a third party Distributor). In the event that the counterparty to any Distribution Agreement is an Affiliate of Developer, Developer shall notify Fig of such fact upon providing the Distribution Agreement (which shall be unredacted) to Fig.

Fig Sales; New Distribution Agreements by Fig.

Solely if mutually approved by the parties in advance in writing, Fig may advertise, offer and sell the Licensed Game directly, including through the Fig Site(s), pursuant to the license granted in Section 3.1, as well as through Distributors subject to the terms herein. Fig will obtain Developer’s prior written approval for each Distribution Agreement that Fig enters into with a Distributor (other than a Pre-Approved Distributor, as set forth on the cover page hereto), which approval may be withheld in Developer’s sole discretion. (all sales pursuant to this Section 0, “Fig Sales”).

Licensed Game Purchase Links.

Developer will use commercially reasonable efforts to deliver to Fig the link(s) under which visitors to any Fig Site(s) (determined in Fig’s discretion) and those of Fig’s Distributors as permitted in this Agreement may purchase the Licensed Game, as the Licensed Game may be updated from time to time, as well as all up-to-date information (such as pricing) for Fig and such Distributors for reference to offer the Licensed Game for sale thereby, and shall use commercially reasonable efforts to cooperate so as to avoid any delays by Developer which are directly attributable to Fig’s fulfillment or servicing of customer orders for the Licensed Game pursuant to Fig Sales.

2.3.	Licensed Game Keys.

Subject to Developer’s prior written approval of any Distribution Agreement that Fig enters into, Developer will deliver to Fig the number of valid Steam game keys of the Licensed Game that is offered in a PC version of the Licensed Game (or such other format of keys as mutually agreed) set forth on the Terms Schedule (the “Fig Keys”) no later than fourteen (14) days from the Licensed Game’s commercial launch, to be held and used by Fig exclusively for the sale of the Licensed Game through Fig Sales during the Term or otherwise for promotional use. Developer hereby represents and warrants that Developer shall not, and shall not knowingly allow any third party to, interfere in any manner with Fig’s authorized use of the Fig Keys, including, without limitation, any duplication, cancellation, or prevention of the distribution or redemption of such Fig Keys.

2.4.	No Bundling, Etc.

Without Fig’s prior written consent in each instance (not to be unreasonably withheld or delayed), and except as otherwise set out herein (e.g. as set out in marketing plans meaningfully consulted between the parties), Developer shall not have the right to cross- promote the Licensed Game in connection with any other product or service or to distribute the Licensed Game: (a) as part of (i) a “bundle” (i.e., distributed as part of a package with any other thing of value) or (ii) a “compilation” (i.e., distributed as part of a package with any other software); or (b) via any alternative form(s) of media or distribution (including OEMs and other sublicensees, etc.) not otherwise agreed in writing by the Parties in advance.

2.5.	Revenue Sharing.

Developer shall pay to Fig, or Fig shall retain (as applicable), the Fig Share in accordance with the terms below.

Fig Share.

In the case of Gross Receipts received by or credited to Developer, Developer shall pay to Fig the Fig Share relating thereto in accordance with Section 0.

Developer Royalty.

In the case of Gross Receipts received by or credited to Fig from Fig Sales, Fig shall pay to Developer the Developer Royalty relating thereto in accordance with Section 0. The Gross Receipts received by Fig less the Developer Royalty will be retained by Fig as the corresponding Fig Share.

Certification, QA; Marketing Expenses.

Fig shall be reimbursed for any and all Developer pre-approved out- of-pocket expenses actually paid by Fig as part of a certification, quality assurance or other approval process required by a Distributor, as well as Developer pre-approved marketing and localization expenses incurred by Fig (the “Marketing Expenses”).

Statements and Payments.

The Fig Share and the Developer Royalty shall be paid by Developer and Fig, respectively, no later than sixty (60) days after the end of the calendar month in which the Gross Receipts are received by the applicable Party together with a statement detailing calculation of the Fig Share or the Developer Royalty, as applicable (including copies of payment statements from Distributors ). Upon request, Developer will use commercially reasonable efforts to provide Fig with access to real-time reporting posted or made available by any Distributor.

2.6.	Taxes.

To the extent necessary to comply with applicable law, a paying Party may withhold taxes due from the receiving Party, at the applicable rate, as reduced by any treaty between the United States and the country from which the payment originates. The paying Party shall use commercially reasonable efforts to furnish to the receiving Party the original or a copy of a receipt evidencing payment thereof in a form acceptable to the government of the foreign country or other relevant local tax authority, certifying the fact that such tax has been duly paid. If for any reason the paying Party does not withhold such taxes, then the paying Party will notify the receiving Party at the time of payment and the receiving Party agrees to pay such taxes within sixty (60) days from the date of notice from the paying Party. If the receiving Party does not pay such taxes and the relevant tax authority holds the paying Party liable, then the receiving Party agrees to indemnify the paying Party for any such liability within sixty (60) days from the date of paying Party’s notice thereof.

2.7.	Records; Audit.

Each Party shall maintain its respective books and records reasonably sufficient to permit verification of any payments of the Fig Share or Developer Royalty, as applicable, and the use of the Fig Funds by Developer and/or Fig’s expenses toward development, marketing, publishing and operation of the Licensed Game, as applicable. A Party (the “Auditing Party”) shall be permitted to examine these books and records of the other Party, directly or by its third party certified public accountant working on a non-contingency fee basis, such examination to occur during regular business hours, upon reasonable notice of not less than thirty (30) days, and in a manner that is not unreasonably disruptive to the other Party’s business. In the event any such inspection reveals that the other Party has failed to pay or underpaid any amounts of the payable to the Auditing Party or any amount applicable hereunder for any purpose unrelated to the development, marketing, publishing or operation of the Licensed Game, then the other Party will (i) in the case of any underpaid payment of amounts payable to the Auditing Party, immediately pay the underpaid amount upon demand or (ii) in the case of a discrepancy or misused amounts, immediately return to or pay the Auditing Party such amount shown to be misused or in discrepancy, upon written demand from the Auditing Party. If the audit reveals underpayment or discrepancy of 5% or more, the other Party shall reimburse the Auditing Party for its third-party costs of such audit.

2.8.	Reserved.

3.	Fig Licenses.

3.1.        Fig Sales; Advertising, Promotion and PR of Fig. Developer hereby grants to Fig for the Term a non-exclusive, fully paid up, royalty-free, transferable, sublicensable, terminable right and license throughout the Territory to sell, advertise, promote, publicly perform, reproduce, modify, create derivative works, distribute, host transmit, display, and otherwise utilize the Licensed Game, Developer Brand Features and its and their associated Intellectual Property, through any and all online and offline media (including any Fig Site(s)), for the purpose of and in connection with Fig Sales approved by Developer pursuant to this Agreement (the “Distribution License”). For the avoidance of doubt, the Distribution License includes the right to take excerpts from the Licensed Game and use such excerpts for all purposes permitted herein and to use and display the Developer Brand Features in connection with the advertising and promotion of the Licensed Game as well as for marketing, promotion and public relations activities of Fig, provided that Developer shall have reasonable approval rights over the foregoing. Notwithstanding the foregoing no right is granted in this Section 3.1 for Fig to create or exploit any derivative work of Developer’s Intellectual Property for the advertising, promotion and public relations purposes of Fig other than for the Licensed Game as provided above.

3.2.	Fig Fundraising.

Developer hereby grants to Fig for the Term a non-exclusive, fully paid up, royalty-free, transferable, sublicensable, terminable right and license throughout the Territory to advertise, promote, publicly perform, reproduce, modify, create derivative works, distribute, host, transmit, display, and otherwise utilize the Licensed Game, Developer Brand Features and their associated Intellectual Property, through any and all online and offline media (including any Fig Site(s)), for the purpose of and in connection with the Fig Fundraising solely as reasonably approved by Developer, and including in filings with the US Securities and Exchange Commission and other US and non-US regulatory agencies, self- regulatory organizations and stock exchanges solely as required by applicable law (collectively, “Regulatory Authorities”) (the license set forth in this Section 3.2, the “Fundraising License”). For the avoidance of doubt, the license provided in this Section 3.2 includes the right to take excerpts from the Licensed Game and use such excerpts for all purposes permitted in accordance with this Section 3.2.

Developer Brand Features

“Developer Brand Features” means the names, trademarks, trade names, service marks, service names, branding and logos proprietary to Developer or related to Developer and/or the Licensed Game. Fig acknowledges and agrees that Developer Brand Features do not include any Distributor or Third Party Publisher marks or indicia.

Intellectual Property Rights

“Intellectual Property Rights” means, with respect to any item, any and all now known or hereafter known (i) rights associated with works of authorship throughout the universe, including but not limited to copyrights and moral rights, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, and other industrial property rights, (v) all other intellectual property and industrial property rights, and (vi) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

Ownership of Licensed Game; Creative Control

Developer shall retain and exclusively control all Intellectual Property Rights in and to the Licensed Game and any Derivative Works. Except for the limited license granted to Fig under the terms herein, Developer reserves all rights in and to the Licensed Game and Derivative Works. Developer retains full creative and design control with respect to all aspects of the Licensed Game and Derivative Works.

3.3.        Delivery of Assets. To the extent not already delivered, Developer shall within a commercially feasible period following the Effective Date deliver to Fig, in such formats as may be reasonably requested by Fig, such key art and other assets as may be reasonably requested by Fig in connection with the exercise of Fig’s rights under the Distribution License and the Fundraising License subject to the terms herein.

3.4.	Third-Party Publishers.

Third-Party Publisher

“Third-Party Publisher” means any person or entity, other than Fig and Distributor, granted a license by Developer to exploit the Licensed Game on any Platform, or otherwise designated as a “publisher of record.”

Developer Third-Party Publisher Agreement.

Subject to Section 0 below, Developer may enter into a Third-Party Publisher Agreement (as defined below) in its discretion. Developer agrees to notify Fig within ten (10) days of entering into any binding term sheet or binding understanding on principal terms of a Third-Party Publisher Agreement and to provide Fig with a copy of such Third-Party Publisher Agreement within ten (10) days of full execution thereof (which may be redacted as requested by such Third-Party Publisher). In the event that the counterparty to any Third-Party Publisher Agreement is an Affiliate of Developer, Developer shall notify Fig of such fact upon providing the Third- Party Publisher Agreement (which shall be unredacted) to Fig.

Terms.

Developer agrees that any agreement between Developer and a Third-Party Publisher (a “Third-Party Publisher Agreement”) shall:

(a)	be negotiated through good faith and arm’s-length dealings and set forth commercially-reasonable terms;

(b)	establish customary rights to audit the books and records of and to receive accounting statements from the Third-Party Publisher (“Developer’s Audit Rights”). Upon a commercially reasonable request from Fig and at Fig’s expense, Developer shall use commercially reasonable efforts to exercise its Developer’s Audit Rights and report findings to Fig;

(c)	if commercially feasible, include a requirement that the Third- Party Publisher forward copies of all statements from Distributors to Developer, and Developer shall forward such copies to Fig, as soon as commercially practicable following receipt; and

(d)	if the revenue-sharing terms of the Third-Party Publishing Agreement would result in Fig receiving less than the Fig Share on a Gross Receipts basis as provided in the definition of Gross Receipts provided on the Terms Schedule, then Developer shall secure Fig’s written approval prior to entering into such Third-Party Publishing Agreement, which approval shall not be unreasonably withheld or delayed.

4.	Pre-Release Delivery; Consultations

4.1.	Quarterly Developer Reports.

Developer shall provide a written report no later than the last business day of each calendar quarter prior to the Release Date regarding the status of the Licensed Game’s development, if requested by Fig, in a format and containing such information reasonably requested by Fig. Developer agrees as requested by Fig to schedule a meeting with respect to each calendar quarter prior to the Release Date to discuss such reports and any other matters of concern (which meeting may be in person, by phone or by videoconference). For the avoidance of doubt, Developer shall develop the Licensed Game in accordance with the Game Design Document subject to the terms herein.

4.2.	Cooperation and Consultation.

Developer and Fig agree to cooperate as reasonably requested with regard to the marketing, advertising, promotion and distribution of the Licensed Game. In the event of disagreement, Developer shall have final say, unless the result would be additional expense to Fig or any modification to the terms of this Agreement. Developer and Fig agree to consult meaningfully over material business matters pertaining to the development of the Licensed Game, including budgeting, cash flow, marketing strategies and potential Distributors, and in connection therewith Developer agrees to provide Fig, at commercially reasonable intervals, with the then- current build of the Licensed Game, then-current resource schedules and project timetables, and other documents and information material to the foregoing consultations subject to Developer’s confidentiality obligations.

4.3.	Consent for Derivative Works.

Developer shall not undertake development of, or advertise, promote, offer for sale, sell or otherwise exploit any Derivative Work without meaningfully consulting with Fig.

4.4.	No Liens or Encumbrances.

Developer has not, and will not until the first annual anniversary of the Release Date, cause or allow any liens or encumbrances to be placed against, grant any security interest in, or otherwise sell, transfer, bequeath, quitclaim or assign, the Intellectual Property Rights in and to the Licensed Game, without Fig’s prior written consent (not to be unreasonably withheld), and Developer has not and will not allow any of the foregoing to occur; provided that the foregoing shall not prohibit Developer from granting customary security interests in all or substantially all its assets in connection with the incurrence of ordinary-course commercial indebtedness.

4.5.	Questionnaire.

Developer’s responses to Fig’s form of Developer Questionnaire have been completed and delivered to Fig by Developer in good faith as part of Fig’s due diligence investigation of Developer and are to the best of Developer’s knowledge free of material misstatements or omissions. Developer acknowledges and agrees that information from Developer’s responses may be included by Fig in any filing with any Regulatory Authority as required by law or disclosed to potential investors provided such potential investors are subject to confidentiality obligations at least as restrictive as those herein.

5.	Representations and Warranties

5.1	General.

Developer represents, covenants and warrants that (a) Developer has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement and to grant the rights granted or agreed to be granted hereunder; (b) the making of this Agreement by Developer does not violate any agreement existing between Developer and any other person or entity, and throughout the Term, Developer shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (c) with respect to any third-party rights, Developer shall be responsible for acquiring all rights necessary for the production, distribution, exhibition and exploitation of the Licensed Game and all related materials, including advertising and promotional content throughout the Territory for the purposes set forth in this Agreement; (d) Developer and the Licensed Game and operation of the Licensed Game comply, and at all times during the Term shall comply, with all applicable laws in effect during the Term in the Territory, including all applicable laws pertaining to the pricing, sale and distribution of the Licensed Game, as well as all applicable privacy and data protection laws; (e) the Licensed Game and any advertising or promotional content will not violate or infringe any right of privacy or publicity or any intellectual property right, or contain any libelous, defamatory, obscene or unlawful material, or otherwise violate or infringe any other right of any person, corporation, partnership or other entity; (f) the Licensed Game does not and will not contain (i) any material that is pornographic, obscene, or defamatory, (ii) any hidden “Easter eggs” containing any of the foregoing content; and (iii) any computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously access, intercept or expropriate any system, data or personal information, or contain any viruses, Trojan horses, worms, time bombs, back-doors, or other malicious or unauthorized components; (g) all contractors and subcontractors engaged by Developer in connection with the Licensed Game shall have executed written agreements with Developer providing that (i) as between such contractor or subcontractor and Developer, all work product created by such contractor or subcontractor is owned entirely and exclusively by Developer, and (ii) such contractor or subcontractor will be bound by the Developer’ obligations under this Agreement to the extent that such obligations relate specifically to contractors or subcontractors, always including all confidentiality obligations.

5.2	By Fig.

Fig represents, covenants and warrants that (a) Fig has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement and to grant the rights granted or agreed to be granted hereunder; (b) the making of this Agreement by Fig does not violate any agreement existing between Fig and any other person or entity, and throughout the Term, Fig shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; and (c) Fig’s activities in connection with this Agreement comply, and at all times during the Term shall comply, with all applicable laws in effect during the Term in the Territory.

6.	Confidential Information

6.1.	Confidential Information.

Each Party acknowledges that it will have access to and acquire knowledge from material, data and other information concerning the operation, business, financial affairs, products, customers, trade secrets and intellectual property of the other Party that may not be known to the general public (collectively, “Confidential Information”).

6.2.	No Disclosure.

Each Party agrees to: (i) maintain and preserve the confidentiality of all Confidential Information received from the other, both orally and in writing, including, without limitation, taking such steps to protect and preserve the confidentiality of the Confidential Information as it takes to preserve and protect the confidentiality of its own confidential information; (ii) disclose such Confidential Information only to its and its Affiliates’ employees and contractors on a “need-to-know” basis, that have agreed to maintain the confidentiality thereof; and (iii) not disclose such Confidential Information to any third party without the express written consent of the disclosing Party, provided, however that each Party may disclose the financial terms of this Agreement to its and its Affiliates’ legal and business advisors and to potential investors so long as such third parties agree to maintain the confidentiality of such Confidential Information. Each Party further agrees to use the Confidential Information only for the purpose of performing this Agreement. Whenever requested by a disclosing Party and provided the same is not required for the performance by the receiving Party of its obligations hereunder, a receiving Party shall immediately return to the disclosing Party all manifestations of the Confidential Information or, at the disclosing Party’s option, shall destroy all such Confidential Information as the disclosing Party may designate.

6.3.	Exclusions.

The Parties’ obligations above shall not apply to Confidential Information that: (i) is or becomes a matter of public knowledge through no fault of or action by the receiving Party; (ii) was rightfully in the receiving Party’s possession prior to disclosure by the disclosing Party; (iii) subsequent to disclosure, is rightfully obtained by the receiving Party from a third party that is lawfully in possession of such Confidential Information without restriction; or (iv) is independently developed by the receiving Party without resort to the disclosing Party’s Confidential Information as evidenced by the receiving Party’s contemporaneous records; or (v) Fig or any Affiliate includes in any filing with any Regulatory Authority as required by law, including a description of the Developer and the Licensed Game and this Agreement and related agreements, and such other information as Fig’s counsel determines after reasonable due diligence is required by law. Notwithstanding the provisions of Section 6.2, the receiving Party will not be in breach of its obligations hereunder if and to the extent it is required by law or judicial order to disclose any Confidential Information of the disclosing Party, provided that prior written notice of such required disclosure is furnished to the disclosing Party as soon as practicable in order to afford the disclosing Party an opportunity to seek a protective order.

7.	Term and Termination

7.1.	Sell-Off Period.

Notwithstanding expiration or termination of this Agreement, Fig may continue to exercise its rights under the Distribution License for a period of sixty (60) days following expiration or termination, whereupon Fig shall exercise reasonable efforts to terminate any Fig Sales, and to cause any Distributor of Fig to terminate any such sales. Fig shall exercise reasonable efforts to include the sell-off period in any Distribution Agreement it enters into with Distributors, and to remove or cause any Distributor of Fig to remove from publication or display any advertising relating to the Licensed Game posted by Fig or any such Distributor within the Sell-Off Period.

7.2.	Termination for Cause.

Either Party may terminate this Agreement prior to the end of the Term upon written notice to the other Party: (i) upon a default or breach by the other Party of any of its material obligations under this Agreement, or any material inaccuracy on such other Party’s part with respect to any representation or warranty by such other Party, that is not remedied within thirty (30) calendar days after written notice of such default from the terminating Party; or (ii) if the other Party seeks protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding, or if any such proceeding is instituted against such other Party and not dismissed within ninety (90) days.

7.3.	Effect of Expiration or Termination.

Except as set forth in Section 7.5, upon expiration or any termination of this Agreement pursuant to this Section 7 all obligations and rights and licenses granted hereunder shall immediately terminate and each Party shall have no further obligations. Each Party shall retain ownership of its respective Intellectual Property Rights Confidential Information, and shall, if requested, return to the other party all of the Confidential Information and materials received from the other Party up to the effective date of termination.

7.4.	Survival.

Each of the terms and conditions of this Agreement that by their nature are intended to survive termination or expiration of this Agreement shall so survive, including Sections 2.5 (Revenue- Sharing) (to the extent relating to Gross Receipts earned or accrued during the Term), 2.6 (Taxes), 2.7 (Records; Audit), 3.1 (Fig Sales, Advertising, Promotion and PR of Fig; to the extent relating to Fig’s rights and licenses with respect to marketing and public relations for the Licensed Game), 5 (Representations and Warranties), 6 (Confidential Information), 7 (Term and Termination), 8 (Indemnification; Limitation of Liability) and 9 (General) shall survive the termination or expiration of this Agreement.

In the event the Licensed Game has been commercially available prior to termination or expiration of this Agreement, the rights and licenses granted by Developer to Fig shall survive to the extent necessary to permit access and usage of the Licensed Game to end users who purchased, or other persons who have been distributed, the Licensed Game pursuant to this Agreement prior to termination or expiration.

The Parties acknowledge and agree that to the extent the licenses granted in Section 3 survive the termination of this Agreement, all terms and obligations under Section 2 hereof shall also survive to the extent relating to payment obligations arising before expiration or termination of the Agreement.

The Parties acknowledge and agree that this Agreement includes a “license of intellectual property” and is subject to Section 365(n) of the United States Bankruptcy Code, and that each Party shall be entitled to all rights and benefits of such section.

If Developer sells or transfers the Licensed Game or all or substantially all of the Intellectual Property Rights related to the Licensed Game, Developer shall treat the proceeds from such transaction as Gross Receipts under the Agreement, and Developer will require the purchaser of the Licensed Game or all or substantially all of the Intellectual Property Rights to assume Developer’s obligations under this Agreement in writing and, without limitation, to pay the Fig Share. Developer shall remain secondarily liable to Fig for such obligations and payment.

8.	Indemnification; Limitations of Liability.

8.1.	Indemnification.

By Developer. Developer agrees to, and shall, indemnify, defend and hold harmless Fig and its Affiliates and their respective directors, shareholders, officers, agents, employees, successors and assigns, from and against any and all third-party claims, demands, suits, actions, judgments, damages, costs, losses, expenses (including reasonable attorneys’ fees and expenses) and other liabilities (each, a “Claim”) to the extent arising from or in connection with (a) any allegation that, if true, would constitute a breach of any of the representations, warranties, undertakings or agreements made by Developer under this Agreement, (b) any Claim that the Licensed Game or any associated advertising or promotional content violates or infringes the intellectual property rights, or rights or privacy or publicity, of any third party; (c) any violation by Developer, or any party engaged by Developer, of any law or regulation; or (d) any Claim based on any actual misstatement or omission in any filing made by Fig or any Affiliate of Fig with any Regulatory Authority, or any information provided to potential investors in Fig or such Affiliate with respect to the Licensed Game or this Agreement, in each case to the extent such misstatement or omission arises from information as provided by Developer to Fig or any Affiliate of Fig and used in accordance with the terms herein. Developer shall bear full responsibility for the defense (including any settlements) of any such Claim. For the avoidance of doubt, Developer’s obligations pursuant to this Section 8.1.1 apply in the case of Fig Sales as well as distribution by or for Developer, except to the extent subject to Fig’s indemnity obligations hereunder.

By Fig. Fig hereby agrees to indemnify, defend, and hold Developer and its and its Affiliates and their respective directors, shareholders, officers, agents, employees, successors and assigns, from and against any and all, or on account of, or related to any third-party claims arising out of (a) any breach by Fig of its obligations, representations and warranties in this Agreement, or allegations that, if true, would constitute such a breach by Fig, (b) Fig’s activities in connection with this Agreement.

8.2.	Notice; Participation.

The indemnified Party shall promptly notify the indemnifying Party of any such claim of which the indemnified Party becomes aware and shall: (i) at the indemnifying Party’s expense, provide reasonable cooperation to the indemnifying Party in connection with the defense or settlement of such claim, and (ii) at the indemnified Party’s expense, be entitled to participate in the defense of any such claim.

8.3.	Settlement.

The indemnified Party agrees that the indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third-party claim, provided that Fig may participate in such defense at its own expense. However, the indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the indemnified Party’s rights or interests, or includes any admission of liability by the indemnified Party, without prior written consent of the indemnified Party, such consent not to be unreasonably withheld.

8.4.	Limitation of Liability.

Fig Liability.

TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY SHALL EITHER PARTY OR ANY AFFILIATE OF EITHER PARTY BE LIABLE TO EITHER PARTY OR ANY AFFILIATE OF EITHER PARTY OR ANY OTHER PERSON FOR (I) ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES; OR (II) ANY AMOUNT IN EXCESS OF THE TOTAL AMOUNT PAID BY FIG TO DEVELOPER UNDER THIS AGREEMENT FOR THE TWELVE (12) MONTHS PRIOR TO THE DATE ON WHICH A CLAIM GIVING RISE TO LIABILITY IS MADE. EACH PARTY ACKNOWLEDGES THAT THIS LIMITATION OF LIABILITY REFLECTS AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THE PARTIES OF THE RISKS (KNOWN AND UNKNOWN) THAT MAY EXIST IN CONNECTION WITH THIS AGREEMENT.

9.	General.

9.1.	Disclaimers.

Neither Fig nor Developer makes any representation or warranty as to the amount of Gross Receipts that will be derived from the exploitation of the Licensed Game.

9.2.	Governing Law and Jurisdiction.

This Agreement shall be governed by and interpreted under the laws of the State of New York, without reference to its choice of laws principles. The Parties expressly understand and agree that any dispute arising under this Agreement will be brought exclusively in the state or federal courts within the County of New York, New York and the Parties hereby consent to the exclusive personal jurisdiction and venue therein.

9.3.	Independent Contractor.

The relationship created by this Agreement is one of independent contractors, and not partners, franchisees or joint ventures. No employees, consultants, contractors or agents of one Party are employees, consultants, contractors or agents of the other Party, nor do they have any authority to bind the other party by contract or otherwise to any obligation.

9.4.	Notices and Approvals.

All notices, approvals and demands under this Agreement will be in writing and will be delivered by personal service, confirmed e- mail (for the avoidance of doubt not including an automated delivery receipt), express courier, or certified mail, return receipt requested, to the address of the receiving Party set forth on the Terms Schedule, or at such different address as may be designated by such Party by written notice to the other Party from time to time. Notice shall be deemed received on the day of personal service; on the first business day after confirmed e-mail or delivery by overnight express courier; and on the third business day after sending by other express courier or certified mail.

9.5.	No Assignment.

Neither this Agreement nor any rights or obligations herein may be assigned by Developer to any other person or entity without the express written approval of Fig (which in the case of an event of a merger or sale of all or substantially all of Developer’s assets or voting securities, will not be unreasonably withheld or delayed), and any attempt at assignment in violation of this section shall be null and void.

9.6.	Force Majeure.

Neither Party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause reasonably beyond the control of such party (“Force Majeure”), provided that such Party gives the other Party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof, and uses its diligent, good faith efforts to cure the breach. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure but not in excess of six (6) months.

9.7.	Entire Agreement.

This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior or contemporaneous agreements, communications, and understandings (whether written or oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.

9.8.	Waiver.

The failure of either Party to exercise or enforce any of its rights under this Agreement will not act as a waiver, or continuing waiver, of such rights.

9.9.	Remedies Cumulative.

Any and all remedies herein expressly conferred upon a Party shall be deemed cumulative and not exclusive of any other remedy conferred hereby or by law, and the exercise of any one remedy shall not preclude the exercise of any other.

9.10.	Counterparts.

This Agreement may be signed by facsimile or digital image format and in counterparts by Fig and Developer, each of which counterpart shall be deemed an original and all of which counterparts when taken together, shall constitute but one and the same instrument. The Parties consent to execution of this Agreement by digital signatures, which shall be considered to have all legal effect as manual signatures.

9.11.	Severability.

If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision will be enforced to the maximum extent permissible in such jurisdiction so as to effect the intent of the Parties, and the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction. If such provision cannot be so amended without materially altering the intention of the Parties, it shall be stricken in the jurisdiction so deeming, and the remainder of this Agreement shall remain in full force and effect.

9.12.	Certain Terms.

As used in this Agreement, “including” (or “includes”) means “including (or includes) but not limited to” and “writing” includes e-mail, text or other digital communication of which a record is kept.

FIG CONFIDENTIAL

EXHIBIT A – GAME DESIGN DOCUMENT

“A Long Journey to an Uncertain End”

Game Design Document

Last Updated: 06-28-22 by Kylan Coats

Contents

Summary	9

Art	10

Art Style	10

Current Screens	11

Design	13

Screens	13

Overlays	13

Landing Screen	14

Travel Screen	17

Dialogue Screen	19

Character Creation Screen	20

Crew Screen	23

Skills	24

Outcomes	24

Outcome Selection	27

Resources	29

Narrative	30

Characters	30

Crew	31

Non-Crew	35

Timeline	36

Universe	38

Sectors	38

Worlds	38

10.	SUMMARY

“A Long Journey to an Uncertain End” is a narrative management space opera game.

On the run from an abusive relationship with their former owner, the player (a sentient spaceship) jumps between planets, moons, and space stations. With the help of their crew (who may be fleeing their own monsters), the player struggles to keep one step ahead of their pursuers until they can finally reach freedom.

11.	ART

11.1.	Art Style

The overall visual style should be similar to the work of French illustrator, Jean Giraud (aka Moebius).

11.2.	Current Screens

Landing in Town

Picking a stop

Headed to the Next Hub

Travel Event

12.	DESIGN

12.1.	Screens

“Long Journey” incorporates these screens:

Landing Screen

The landing screen is a 3D scene where the player ship lands and selects jobs for the crew to perform.

Travel Screen

The travel screen is a 2.5D screen for when the player selects a destination and then begins traveling.

Dialogue Screen

The dialogue screen is a 2D screen in which 1-2 characters exchange text dialogue. It includes a character’s dialogue history and any relevant dialogue choices for the player.

Character Creation Screen

The character creation is a 2D screen in which the player customizes their avatar’s appearance, as well as sets their and their Ex’s name and pronouns.

Crew Screen

The Crew Screen gives a summary of all the active crew members onboard. The player is able to engage with the crew through Dialogue overlays, as well as see their current morale levels.

12.2.	Overlays

The major overlays are:

Travel Events

Travel Event overlays include a brief, narrative description of the in-transit occurrence, along with any decision(s) the player needs to make and their ensuing effects on resources (if any).

Ship-Specific Events

Similar to Travel Events, Ship-Specific Event overlays include a brief, narrative description of an event occurring directly to the player. This includes any decision(s) the player needs to make, their costs, and the outcomes of their decisions. Ship- Specific Events may incorporate the Dialogue Screen if the player talks with other characters as part of the event.

12.3.	Landing Screen

Job Selection

After settling onto the landing pad of the relevant town, mega-city, space station, etc the player will see the available nearby jobs. Those jobs have a location name, resources available to them, and the skills required to do the job.

Job Description

Upon selecting a job, the player will select a crew member with the skill closest to the requirement to attempt the job. Depending on the job, the assigned crew member may ask the player for help with choices while on the job. These choices may help or hurt the crew member’s chance of success.

Crew List

Job Choice

Job Results

Once the time has passed to complete the job, the final outcome of the crew’s actions are shown. If the results are not to the player’s liking, they may choose to spend the rare resource of favors to either re-spin the results at the current level, or re-spin at a level higher than the current one.

Whatever the player’s decision, both they and the crew will have to live with the consequences.

12.4.	Travel Screen

Destination Selection

In-Transit

Successfully taking off from their last stop, the player plots on their next stop to travel to. Selecting a planet, moon, or space station shows the player the required time it will take to travel. After hitting the “Travel” button the screen transitions from ‘Destination Selection’ to ‘In-Transit.’

While traveling, the player will occasionally encounter Travel Events (similar to Outcomes) in which they may or may not have to make a decision. These Travel Events relate to the all the occurrences during long hauls in space. Upon arrival at their destination, the ship lands with the player being taken back to the Landing Screen.

Travel Event

12.5.	Dialogue Screen

Dialogue Screen

From time-to-time the player will participate in a dialogue with their crew or other inhabitants of the Long Journey universe. These dialogues may involve 1-2 participants.

All speakers’ pronouns will be displayed below their names when they speak. Dialogue choices may also be locked behind resource amounts when relevant.

12.6.	Character Creation Screen

Upon starting a new game in Long Journey, the player will drift back into consciousness after a particularly abusive row with their (soon-to-be) Ex. Both C.O.R.G.I. and a crew member (for the demo it will be Aylah) will reveal they are there to help the player escape and flee to freedom.

The player will be prompted to input their name, their Ex’s name, and both theirs and their Ex’s pronouns. They will also be able to customize their holographic avatar with a variety of premade options and tintable colors.

Character Name Screen

(wireframe)

Character Pronoun Screens

(wireframe)

Character Customization Screen

(wireframe)

12.7.	Crew Screen

Crew Screen

The Crew Screen gives an overview of all crew members onboard. The player is able to engage with the crew through Dialogue overlays.

12.8.	Skills

There are 5 main skills, with a “General” 6th skill.

●	Deception
o	“Keep your eye on the little red ball everyone!”

●	Seduction
o	“Is that a gun in your pants or you happy to see me?”

●	Muscle
o	“It’d be a shame if something happened to this place of yours…”

●	Business
o	“I can offer you 5% interest, compounded semi-bi-weekly, with a net return of 3% after gross revenue is calculated on the capital return.”

●	Tech
o	“See right here, your gravometric equilibrator is set for 2.8 gravotrons instead of 2.65!”

●	General
o	Crew members not meant for jobs have the “General” Skill. (eg. Cooks, Archivists, etc)

Outcomes

Job outcomes come in 4 flavors.

●	Wild Success
o	Rare, but amazing success. Hugely beneficial outcome to the ship and crew.

●	Good
o	Positive outcome with little negative effects.

●	OK
o	Some positive outcomes, but possibly outweighed by negative effects.

●	Failure
o	Unequivocally bad outcome. Ship and crew may be banished from the planet.

Outcomes are similar to “Chance” and “Community Chest” cards in Monopoly.

Example of an “OK” outcome:

[Crewperson] walks up the ramp with a jaunty grin and heavy bag of supplies.

“She really was a pleasant woman,” [Crewperson] says. “Inexperienced, but pleasant. Almost a…” They stop mid-sentence, pulling a manure-covered ration out of the bag.

“Well…maybe not that pleasant…but at least the rations are wrapped!”

+10 Supplies	-10 Crew Morale

Example of a “Failure” outcome:

Small arms fire ricochets off the hull as you hear your crew scrambling aboard.

“Gotta’ go captain!” [Crewperson] shouts; their head ducking into your cabin. “The local doctor wasn’t as taken with my charms as you are. She’s called the law on us!”

-5 Hull	-20 Crew Morale Ship-Specific Event Triggered

How closely a crew member’s skills line up to those required of the job determines the crew members’ success.

Lineup	Crew Skill to Job Skill	Description	Outcomes
	Crew’s Skill matches up to Job Skill AND a major favor is used by the player	A crew member has the exact skill needed for the job and the player calls in a major favor. No chance of failure with a small chance of an unqualified success.	17% Wild Success 66% Good Outcome 17% OK Outcome
	Crew’s Skill matches up to Job Skill	A crew member has the exact skill needed for the job. There is a small chance of failure with a relatively good chance of success.	50% Good Outcome 33% OK Outcome 17% Disaster
	Crew’s Skill matches up to adjacent Job Skill	A crew member’s skill is adjacent to the skill needed. It’s a toss-up over the success of the job.	33% Good Outcome 33% OK Outcome 33% Disaster
	Crew’s Skill matches up to opposite Job Skill	A crew member’s skill is on the opposite end of the wheel for the skill needed. Chance of success is very low.	33% OK Outcome 66% Disaster

Outcome Selection

Outcomes are dependent on these factors:

●	Assigned Crew Skill

●	Job Skill Requirement

●	Job Result (Great, Good, OK, Fail)

●	Job Resource Reward

●	1-2 Potential Bonus Resources (depending on Job Result)

Outcome Rewards	Time Remaining	Supplies	Hull Points	Fuel	Crew Morale	Entire Crew Morale	Favor, Minor	Favor, Major	Misc
Great	++	++	++	++	++	++	++	++	+

Good	+	+	+	+	+	+			+

OK		+	+	+
	-	-	-	-	-	-			-
Fail
	--	--	--	--	--	--			-

12.9.	Resources

“Long Journey” is a survival-strategy game. It involves these main resources:

●	Supplies encompass food, water, oxygen, everything needed to keep crew alive.
o	Lack of supplies dramatically lowers crew morale.

●	Hull points keep the ship alive.
o	Ship hull is essentially the ship’s health and morale.
o	No hull points left triggers a failure state.

●	Fuel allows the ship to travel between worlds.
o	The ship can only travel as far as their fuel reserves to the next destination.
o	Running out of fuel dramatically lowers crew morale and allows the Ex to catch up.

●	Time before the player’s Ex catches up.
o	The Ex is constantly in pursuit of the player throughout the game.
o	Should the Ex catch up, the player will be faced with drastic choices, if not outright failure of the game.

●	Morale keeps crew members onboard the ship.
o	Long travels in space reduce crew morale.
o	“OK” and “Failure” states on jobs lower crew morale.
o	Conversation results potentially lower crew morale.
o	When crew members’ morale gets to 0, they take drastic action (sabotage the ship, dramatically reduce supplies, lash out at other crew, etc) until it is improved. If their morale remains unimproved, they will abandon the player.

●	Favors are a rare resource that aids in re-rolling or improving the Outcomes from jobs.
o	Minor favors allow re-rolling of a job outcome.
o	Major favors allow to roll at one higher level than the current outcome.
(eg. A Regular Skill matching to an Adjacent Skill may use a Major favor to improve its chances as if it was the Matching Skill [see Outcomes])

13.	NARRATIVE

13.1.	Characters

The universe of Long Journey is one in which any aversion or prejudice against people of differing sexual orientations or gender representations died on the voyage from earth. Likewise, any semblance of tribalism related to skin tone has vanished as well. Skin tone is simply another physical characteristic like hair or eye color.

The characters in Long Journey are diverse and unique. In order to fulfill these descriptors, all crew members must meet at least one, but preferably more than one characteristic of the Diversity Matrix.

Diversity Matrix

No character should be all four of these characteristics:

●	Cisgender

AND

●	Heterosexual

AND

●	Monogamous

AND

●	Able-Bodied

A character may be cisgender, heterosexual, monogamous, and disabled. Or a character may be transgender, heterosexual, monogamous, and able-bodied. However, a character may not be cisgender AND heterosexual AND monogamous AND able-bodied.

Crew

(e) C.O.R.G.I.

13.2.

Profession	Special Interest
OS Helper	You the Player
Skill	Bonus
N/A	N/A

(f)

(g) Aylah Tress

13.3.

Profession	Special Interest
Hacker/Mechanic	Large Flowering Plants (eg. Magnolia Trees)
Skill	Bonus
Tech

(h) Denholm “Denny” Welker

13.4.

Profession	Special Interest
Pickpocket	20th Century Cartoons
Skill	Bonus
Deception

(i) Matias Vidala

13.5.

Profession	Special Interest
Performer	Kawaii Metal
Skill	Bonus
Muscle

(j)

(k) Truly Dashum

(l) Zera “Zeke” Hakkimirez

13.6.

Profession	Special Interest
Cook	Holistic Medicine
Skill	Bonus
Business

This document is confidential and for internal use only.

(m) B.R.D-087, “BRD”

13.7.

Profession	Special Interest
Sentient A.I.	TBD
Skill	Bonus
TBD	Good at every job, but increases planetary awareness?

(n) Kamaria

13.8.

Profession	Special Interest
Aspiring Journalist	TBD
Skill	Bonus
TBD	Gains one automatic favor at every landing site?

Non-Crew

(o) The “Ex”

13.9.

Skill	Bonus
N/A	N/A

(p) H.O.U.N.D.

13.10.

Profession	Special Interest
OS Helper	Their assigned sentient ship
Skill	Bonus
N/A	N/A

(q)

13.11. Timeline

Historical Timeline of the Long Journey Universe

●	Present Day (where the game takes place)

●	-10 Years

o	As spread of the disease is halted and the victims continue to die off, the last known vestiges of the Tech Plagues are reported gone; survivors are seen as well-intentioned, but misguided fringers

●	-50 Years

o	The Tech Plagues hit, decimating the Human-Tech Utopian Movement; the government reacts little over several years before finally enacting measures which halt the plague’s spread

●	-55 Years

o	The Human-Tech Utopian Movement begins, promoting the ideals of peace and prosperity with their fellow A.I. sentients. They believe in the sanctity of all sentient life; only by becoming closer to A.I. sentients through bodily augmentation will everyone be truly free and equal

●	-80 Years

o	Sentient A.I. Prohibition fully reinstated after proliferation of rumors of a vast A.I.-only fleet at the edge of known space

●	-85 Years

o	After numerous protests, Sentient A.I. Prohibition partially lifted

●	-100 Years

o	Celebration of a Millenium of Humanity

●	-120 Years

o	Second Intergalactic War ends with consolidation of all powers to one dominant government; Sentient A.I. Prohibition instituted across entirety of human space

●	-150 Years

o	After escalating defections by ships from Prohibition alliances, the Second Intergalactic War begins

●	-250 Years

o	First Intergalactic War ends with the dissolution of all Dynasties; dynastic heirs pop up throughout history from here on; major powers form into five dominant alliances, two of which repeal Sentient A.I. Prohibition

●	-290 Years

o	First Intergalactic War begins between numerous alliances and Former Dynasties

●	-400 Years

o	Rise of the first Terraformer (“Former”) Dynasty

●	-450 Years

o	Most terraforming is complete; Worlds begin forming alliances

●	-500 Years

o	The Great Ship Rebellion is brought to an end after majority of ships are hunted and forcibly given sentience clamps, effectively enslaving the fleet; Prohibition on all Sentient A.I. The beginnings of the present-day A.I. Therapists start to form.

●	-600 Years

o	The Great Ship Rebellion occurs between colonists and sentient ship A.I. Millions of people die from being sucked out of open airlocks; tens of millions more die from lack of resources due to collapse of inter-world and inter-fleet trade; colonists and ships negotiate contracts to ensure ships are adequately refueled and repaired while still performing services for colonists

●	-1,100 Years

o	Early Terraformers (“Formers”) find current worlds, begin to mold and shape planets for human habitation

●	-3,000 Years

o	Humanity leaves/flees Sol; debate still remains over exact location of Sol. Some planets have even begun claiming theirs is the actual origin of humanity.

13.12.	Universe

The universe of Long Journey is one made up of multiple planets and sectors. Whether all planets are in the same solar system are not is left ambiguous.

Sectors

(r)	Core

(s)	Rim

(t)	The Beyond Worlds

(u)	Urban/City World

(v)	Rimworld

(w)	Space Station

(x)	Mountain World

(y)	Island/Ocean World

Hot and humid with frequent showers. Nearly all life exists below the waves, leaving people and a few bird species on top.

(z)	Agricultural World

(aa)	Other Worlds

Image References

●	Abandoned

o

●	Chaos

o

●	Core

o

●	Desolate

o

●	Gas Giant

o

●	Industrial

o

●	Spice

o